RALPH E. DAVIS
ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ralph E. Davis Associates, Inc. hereby consents to the reference to our firm and to its having reviewed and certified estimates of oil and natural gas reserves as prepared by APCO ARGENTINA INC. (the "Company") The reserves are attributable to certain interest ownership positions held by the Company for the fiscal year ended December 31, 2008. We hereby further consent to the use of the report dated February 10, 2009 appearing in the Company's Form 10-K for the year ended December 31, 2008 and in all current and future registration statements of the Company that incorporate by reference such Form 10-K.

RALPH E. DAVIS ASSOCIATES, INC.

By: ______________________

Name: Allen C. Barron, P.E.

Title: President

March 11, 2009